ENCORE MEDICAL ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER OF 2006

Austin, TX – October 17, 2006 – Encore Medical Corporation (NASDAQ: ENMC) today announced preliminary unaudited financial results from continuing operations for its third quarter ended September 30, 2006. Please note that the following information is preliminary and, as a result, during the course of Encore’s presentation of its final consolidated financial statements and the related notes, and the completion of Encore’s closing procedures and adjustments for the third quarter of 2006, Encore may identify items that would require it to make adjustments to the preliminary operating results presented below. Encore’s preliminary comparative financial results were impacted by its February 24, 2006 acquisition of Compex Technologies, Inc. (“Compex”) and exclude the impact of Encore’s discontinued operations.

For the third quarter of 2006, Encore expects to report net sales of approximately $91.0 to $94.0 million, compared to net sales of $72.7 million in the third quarter of 2005, and operating income of approximately $10.0 to $10.5 million compared to operating income of $11.6 million in the third quarter of 2005. Depreciation and amortization expense in the third quarter of 2006 is expected to be approximately $4.7 million. Operating income in the third quarter of 2006 is expected to be negatively impacted by approximately $1.5 million of Compex integration expenses related to severance and restructuring, approximately $1.0 million of employee stock-based compensation expense related to the adoption of SFAS 123® and approximately $1.4 million of expenses incurred in connection with the going private transaction with affiliates of The Blackstone Group, which was announced on June 30, 2006 and, subject to stockholder approval, is expected to close in early November.

The above preliminary results are subject to Encore’s normal quarterly closing procedures and adjustments and thus may differ from actual results.

Encore continues to make progress in connection with its integration of Compex operations. The closing of the Compex billing operations located in Tampa, Florida and the integration of those operations into Encore’s existing billing operations in Minnesota, which was announced in June 2006, is ongoing. During the third quarter of 2006, Encore integrated the Compex sales function onto information technology systems used by its Empi subsidiary and completed other initiatives related to sales force integration. Encore also recently initiated the consolidation of Compex’s New Brighton, Minnesota manufacturing facility into Encore’s Clear Lake, South Dakota manufacturing facility, and Encore expects to achieve additional cost savings related to general and administrative expense reductions and improvements to its procurement process.

About Encore

Encore Medical Corporation is a diversified orthopedic device company with leading positions in many of the markets in which we compete. We develop, manufacture and distribute a comprehensive range of high- quality orthopedic devices used for rehabilitation, pain management and physical therapy. We also develop, manufacture and distribute a comprehensive suite of surgical reconstructive implant products. We believe that we are one of a few orthopedic device companies that offer healthcare professionals and patients a diverse range of orthopedic rehabilitation and surgical reconstructive implant products addressing the complete spectrum of pre-operative, post-operative, clinical and home rehabilitation care.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com

Important Information

In connection with the proposed acquisition among Grand Slam Holdings, LLC, Grand Slam Acquisition Corp., which are affiliates of Blackstone Capital Partners V L.P., and Encore, pursuant to the Agreement and Plan of Merger, dated as of June 30, 2006, Encore filed its definitive proxy statement with the Securities and Exchange Commission on October 3, 2006. THIS DOCUMENT CONTAINS IMPORTANT INFORMATION ABOUT THE TRANSACTION, AND ENCORE URGES YOU TO READ THESE DOCUMENTS. In addition to receiving the proxy statement from Encore by mail, stockholders may obtain the proxy statement, as well as other filings containing information about Encore, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov). This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Encore.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for Encore’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate past and future acquisitions. Risks and uncertainties related to Encore’s acquisition by Blackstone Capital Partners include Encore not being able to complete the proposed transaction, conditions in the financing commitments that could impact the ability to obtain long-term financing, failure to obtain acceptances to its proposed debt tender offer, and stockholder or other regulatory approvals or to satisfy other closing conditions, the possibility of the occurrence of an event that could constitute a Company Material Adverse Effect as defined in the merger agreement. Additionally, the Company is subject to other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore and certain of its affiliates may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. A description of the interests of certain of Encore’s directors and executive officers in Encore is set forth in Encore’s annual report on Form 10-K for the fiscal year ended December 31, 2005. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, and a description of their interests in the proposed transaction, as well as the interests of Encore’s executive officers and directors, are set forth in Encore’s proxy statement for its 2006 annual meeting filed with the SEC on April 12, 2006, and in the definitive proxy statement filed with the SEC on October 3, 2006.